UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant [ ]
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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12
DOW JONES & COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a note to all employees from Richard F. Zannino, Chief Executive Officer of Dow Jones & Company, Inc., which was posted on Dow Jones & Company, Inc.’s intranet on September 10, 2007.

Dear friends and colleagues:

Late Friday, we filed a proxy statement with the Securities and Exchange Commission inviting shareholders to vote on our pending merger with News Corp.  The proxy provides detail on the merger agreement announced on Aug. 1 as well as instructions for shareholders on how, when and where to cast their votes.

This is the important next-step in a process that we expect will conclude with the completion of this merger sometime in the fourth quarter.

We expect a majority of shareholders to vote to support the merger, principally because of endorsements already made by certain members of the Bancroft family representing approximately 37% of Dow Jones' voting power.  That combined with what’s likely to be overwhelming support from public shareholders should be more than enough for substantial approval for the combination.

Between now and then, we continue to have businesses to run. The budget season is upon us, and it’s time for managers to convert their aspirations into financial and operating plans. We’re approaching the budgets for 2008 much as we have in the past – expanding where it makes sense, maintaining discipline where we must.  The key difference this year is we and our future News Corp. partners expect our 2008 plans to receive a boost from resources and relationships at News Corp.

Some of you might be wondering about how we’ll integrate with News Corp.  The main goal of News Corp. in this merger is to increase profits by strengthening and growing our products and brands, not by slashing costs. Still, there will be some changes.  Where job cuts are unavoidable, we will communicate that as soon as practical and of course will provide all those affected with appropriate severance, benefits and other transition assistance in accordance with our severance policies.

News Corp. is investing in a growing and thriving company. It’s investing in a company whose success is being driven by its ability to anticipate the needs of its markets and customers and refine its products to match their expectations. The transformation of the past year and a half has positioned Dow Jones to maintain the respect of its readers and other customers and the envy of its peers. This transformation is in full force and effect here in the third quarter.  News Corp. affords the chance to build upon that progress and achieve even more.

We have every reason to be optimistic about what’s next. I look forward to sharing an even more dynamic new future with you.

Best,
Rich

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

On September 7, 2007, News Corporation and its subsidiary Ruby Newco LLC filed a registration statement, and Dow Jones & Company, Inc. filed a preliminary proxy statement, with the Securities and Exchange Commission (SEC)  in connection with the proposed merger involving News Corporation, Ruby Newco and Dow Jones.   Investors are advised to read the registration and proxy statements because they contain important information.  Investors may obtain free copies of the registration and proxy statements and other relevant documents filed by News Corporation, Ruby Newco and Dow Jones with the SEC at the SEC's Web site at http://www.sec.gov.  The proxy statement and other relevant documents filed with the SEC by Dow Jones  may also be obtained for free from the Investor Relations section of Dow Jones' web site (www.dowjones.com) or by directing a request to Dow Jones at: Dow Jones & Company, Inc., 200 Liberty Street, New York, New York 10281, Attention: Investor Relations.   The registration statement, which includes Dow Jones’ preliminary proxy statement, and other relevant documents filed with the SEC by News Corporation may be obtained for free from the Investor Relations section of News Corporation's web site (www.newscorp.com) or by directing a request to News Corporation, 1211 Avenue of the Americas, New York, New York 10036, Attention: Investor Relations.

Dow Jones and its directors, executive officers and other members of its management and employees are potential participants in the solicitation of proxies from Dow Jones' stockholders in connection with the proposed merger. Information concerning the interests of Dow Jones' participants in the solicitation, which may be different than those of the Dow Jones stockholders generally, is described in Dow Jones’ proxy statement relating to the merger.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION

This document contains forward-looking statements that involve risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the risk that Dow Jones' business could suffer due to the uncertainty relating to the merger; that the merger with News Corporation may not be consummated or may be delayed; and such other risk factors as may be included from time to time in Dow Jones' reports filed with the SEC and posted in the Investor Relations section of Dow Jones' web site (http://www.dowjones.com). Dow Jones undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.